EXHIBIT 99.1

UNITED INDUSTRIAL CORPORATION


CONTACT:  JAMES H. PERRY
          VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
          (410) 628-8786


          UNITED INDUSTRIAL REPORTS FOURTH QUARTER AND YEAR-END RESULTS

                  - BOARD AUTHORIZES ADDITIONAL STOCK BUY-BACK

     - AGREEMENT IN PRINCIPLE REACHED TO EXPEDITE COMPLETION OF DISCONTINUED
                            TRANSPORTATION OPERATIONS


HUNT VALLEY, MD, March 11, 2004 - United Industrial Corporation (NYSE: UIC) today announced its financial results for the fourth quarter and full year ended December 31, 2003. Revenue and income figures from continuing operations include the results of the Company's Defense and Energy segments. Results of the Company's remaining transportation operations are reported as discontinued operations. The Company also announced that the Board had authorized an additional stock buy-back program and that an agreement in principle had been reached to expedite completion of the discontinued transportation operations.

Fourth Quarter Results
----------------------

For the fourth quarter of 2003, revenues from continuing operations grew 19.8% to $83.2 million, compared to revenues in the year-ago quarter of $69.5 million.

Income from continuing operations during the fourth quarter of 2003 was $6.5 million, net of tax, or $0.47 per diluted share, compared with a loss of $3.3 million, net of tax, or a net loss of $0.25 per diluted share, in the fourth quarter of 2002.

The fourth quarter 2003 results include a pre-tax charge associated with the closing of the New York City office of $409,000 and a pre-tax net pension expense of $1.7 million. The 2002 fourth quarter's results include an asbestos-related pre-tax provision of $11.5 million, as well as a pre-tax net pension expense of $771,000. Excluding the pension expense in both years, the New York City office charge in 2003, and the asbestos provision in 2002, income from continuing operations for the 2003 fourth quarter would have been $7.9 million, net of tax, or $0.56 per diluted share, compared to $4.5 million, net of tax, or $0.35 per diluted share, in the fourth quarter of 2002.

Although the total gross profit amount for the Company and the defense segment increased in the fourth quarter of 2003 compared to 2002, the gross profit as a percentage of sales in the defense segment decreased. This was primarily due to increased costs on a particular government program as well as higher pension plan expense.

United Industrial's discontinued transportation operations posted a pre-tax loss for the fourth quarter of 2003 of $3.0 million, or $1.9 million net of tax, or a net loss of $0.14 per diluted share, compared to a pre-tax loss of $25.3 million, or $16.4 million, net of tax, or $1.26 per diluted share, in the year-ago quarter. The 2003 results primarily include $2.5 million, pre-tax, related to operating expenses incurred by the Company and $490,000, pre-tax, related to operating expenses incurred by Electric Transit, Inc. (ETI), in which the Company's AAI subsidiary is a 35% stockholder. The discontinued transportation operation's 2002 fourth quarter includes approximately $2.8 million, pre-tax, related to operating expenses of the Company, and $4.9 million, pre-tax, in estimated costs to complete the Company's subcontract to support ETI in its one remaining contract to deliver electric trolley buses to the San Francisco Municipal Railway (MUNI), and a $17.6 million, pre-tax, provision related to the loss associated with ETI.

Currently, ETI virtually completed production of the electric trolley buses under its one remaining contract for MUNI, with 271 of the 273 electric trolley buses required under this contract now delivered, leaving primarily retrofit and warranty obligations.

Frederick M. Strader, President and Chief Executive Officer, said, "The fourth quarter represented a strong finish to what has been a solid year of performance for United Industrial's core defense segment. The increases we achieved in revenue and income were driven by the continued growth of our core defense businesses and, most notably, by our Shadow 200 Tactical Unmanned Aerial Vehicle
(TUAV) and Joint Service Electronic Combat Systems Tester (JSECST) programs. We have placed a foremost priority on expanding our leadership across critical niche defense markets of the twenty-first century and continue to invest in the long-term success of our Company. Reflecting the strong pipeline of business we have in place, we recorded new bookings during the quarter of $116.4 million, ending the year with funded backlog of $323.2 million, up 7.2% from $301.4 million at year-end 2002.

"Our focus going forward remains on enhancing value for United Industrial shareholders. We are enthusiastic about the prospects for our business and are reaping the benefits of cost reduction measures we have implemented. We have been active purchasers of United Industrial stock under the buy-back program initiated in November 2003 and essentially completed in January 2004, and we continue to explore opportunities for the sale of non-core assets. Our team looks forward to building on our progress in the upcoming year."

Operating Highlights
--------------------

Mr. Strader continued, "Through our emphasis on forward-looking Department of Defense (DoD) programs and cutting-edge technologies, we continue to build upon our expertise and expand our business base. The defense segment recorded $110.4 million in new bookings during the fourth quarter, ending the year with a funded backlog of $318.3 million at December 31, 2003.

"A key factor in the Company's performance continues to be the significant growth of the global Unmanned Aerial Vehicle (UAV) market. Militaries across the world increasingly recognize that UAVs can save soldiers' lives by being deployed for vital surveillance, reconnaissance and target acquisition tasks. United Industrial has been developing UAVs for decades, and today, our UAV business is well-positioned to capitalize on this accelerating demand.

"For example, under our TUAV program for the U.S. Army, we have developed the Army's next-generation of military UAVs, now in full production. We are proud that our TUAV systems have been deployed in Iraq since March 2003, and have remained actively involved in America's post-war efforts there. Most recently, we received two related orders from the U.S. Army for a total 11 additional Shadow 200 TUAV systems with a combined value of $97 million. The U.S. Army committed approximately $48 million with these orders with the balance expected later this year. This initial funding brings our TUAV program to a current backlog of $127.7 million.

"In Test Systems, we are continuing our work across a number of contracts in connection with the JSECST, another program that we have targeted as a high-growth opportunity for our Company. Including contracts valued at over $5 million received last quarter, the current JSECST backlog is now $51.1 million.

"Elsewhere in Training Systems, our leadership in Advanced Moving Target Simulators (AMTS) has won our Company major new customers overseas. In October, we received a $2.5 million contract for next-generation AMTS systems to be used for air defense training by the Italian Army. In December, we received a $2.2 million order for an AMTS unit for use in the Australian Army's air defense training. We received these orders from private sector contractors in both of these respective countries, which we believe may lead to further opportunities in the future.

"In addition, our technologies today provide the permanently installed radar stimulator/ simulators for all ships in the U.S. Navy's Battle Force Tactical Training (BFTT) system as well as portable Carry-on Combat Systems Trainers (COCST) that are configurable to any combat ship. Our expertise in this area has also been recognized abroad; we are currently developing onboard training systems for the Royal Australian Navy's upgraded FFG-7 class ships.

"Our Engineering and Maintenance Services (ESI) business is continuing to make progress on a recent $37.7 million contract, awarded in the 2003 third quarter, for production and delivery of additional maintenance training devices and engineering support for the U.S. Air Force's C-17 aircraft. A high-growth platform for our Company, the C-17 program currently has a backlog of $66.3 million.

Full Year Results
-----------------

Revenues from continuing operations for the full year 2003 increased 20.2% to $310.9 million from $258.8 million for the previous year.

For the full year 2003, income from continuing operations rose 290.9% to $15.1 million, or $1.10 per diluted share, compared to $3.9 million, or $0.28 per diluted share, for the previous year.

Income from continuing operations in 2003 included, pre-tax charges associated with closing the New York City office of $901,000, a pre-tax net pension expense of $6.1 million, and pre-tax asbestos-related consulting and legal fees of $717,000. Results for the 2002 full year included restructuring pre-tax charges of $4.7 million associated with the closing of the foundry operations of the Company's Detroit Stoker subsidiary, an asbestos-related pre-tax provision of $11.5 million, and a pre-tax net pension expense of $1.3 million. Excluding the pension and asbestos-related items in both years, the New York City office charge in 2003 and the foundry restructuring charges and insurance recovery in 2002, income from continuing operations would have been $20.0 million, net of tax, or $1.45 per diluted share, in 2003, compared to $15.1 million, net of tax, or $1.12 per diluted share, in 2002.

Although the total gross profit amount for the Company and the defense segment increased during 2003 compared to 2002, the gross profit as a percentage of sales in the defense segment decreased. During 2002, the program mix in the defense segment included higher profit international sales. However, during 2003, the defense segment did experience improved profit on domestic programs. Also, higher pension expense in 2003 negatively impacted gross profit for the Company and the defense segment.

For the full year 2003, the Company's discontinued transportation operations posted a pre-tax loss of $32.2 million, or $20.9 million, net of tax, or a net loss of $1.53 per diluted share, compared to a pre-tax loss of $66.1 million, or $42.9 million net of tax, or a net loss of $3.13 per diluted share, in 2002. The 2003 results include a pre-tax loss of $24.9 million related to the estimated loss to be incurred by ETI to complete the production and warranty phases of its San Francisco MUNI contract. Also included in the 2003 loss is $7.3 million, pre-tax, of operating expenses. The 2002 results include $6.6 million, pre-tax, in estimated costs to complete the Company's MUNI subcontract, a $26.6 million pre-tax provision related to a loss associated with ETI, a $21.5 million pre-tax provision recorded in connection with the sale of the Company's transportation overhaul contracts with the New Jersey Transit Corporation and the Maryland Transit Administration, and approximately $10.2 million, pre-tax, of operating expenses.

Stock Buy-Back Program
----------------------

The Board of Directors of United Industrial Corporation authorized the continuation of its stock buy-back program. This authorization allows the Company to repurchase up to an additional $10 million of United Industrial's common stock. The timing of the buy-back and the exact number of shares repurchased will depend on market conditions.

This action follows the Board's previous authorization in November 2003, to repurchase of up to $10 million of United Industrial's common stock. As of December 31, 2003, a total of 357,600 shares had been repurchased, for an aggregate amount of $6,036,000 at an average price of $16.88 per share. In January 2004, the purchases under this plan were essentially completed. At that date, the Company had repurchased 576,100 shares at an average price of $17.36 per share.

Mr. Strader said, "We are pleased with the progress of our stock buy-back program and remain committed to this effort as a means to enhance shareholder value. Based on the outlook for our business and strong financial position, we continue to believe United Industrial shares, at current valuations, represent an attractive investment opportunity.

Agreement in Principle to Expedite Completion of Discontinued Transportation
----------------------------------------------------------------------------
Operations
----------

In February 2004, an agreement in principle was reached among ETI, AAI and MUNI to settle ETI's contract disputes with MUNI. Pursuant to the proposed settlement, MUNI would relieve ETI of its warranty and bonding obligations, as well as other obligations under the contract, except for delivery of all electric trolley buses ordered and performance of a defined scope of work related to the deliveries. In exchange, MUNI would receive a release from any claims that ETI might assert, a cash payment (to be offset by MUNI from payments remaining due under the contract), and certain other consideration. AAI would agree to guaranty certain obligations of ETI, make a cash payment to MUNI, and provide other consideration, in exchange for a release from its warranty and all further obligations under its subcontract with ETI. As a result of the release of ETI from its performance bonding obligation, AAI would be released from its indemnification of the surety. The proposed settlement is subject to the approval of the Board of Directors of San Francisco's Municipal Transportation Agency and the Company's Board of Directors. Management believes that these agreements, if executed, will not have a material adverse effect on the Company's liquidity or results of operations. No assurances can be given as to whether the settlement will be executed or its timing.

Mr. Strader concluded, "We are hopeful that this proposed settlement will be finalized shortly and believe it offers a satisfactory solution to all parties. MUNI will receive final deliveries of a quality product, and the financial obligations of both AAI and our affiliate, ETI, will be capped."

USE OF NON-GAAP MEASURES

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles (GAAP), management believes that providing Pro forma Earnings from Continuing Operations, a non-GAAP measure, is meaningful to investors because it provides insight with respect to ongoing results of the Company. Special items included in the Pro forma results represent significant charges or credits that are important to understanding the Company's ongoing operations. The Company also discloses EBITDAP (earnings before interest, taxes, depreciation, amortization, and non-cash pension results), which likewise is a non-GAAP measure. Management believes that providing this additional information is useful to understanding the Company's ability to meet capital expenditures and working capital requirements and to better assess and understand the Company's operating performance. Such measurements are not recognized in accordance with GAAP and the Company does not intend for this information to be considered in isolation or as a substitute for GAAP measures.

The Company will hold a conference call on Friday, March 12, 2004, at 10:00 a.m.
(ET) to discuss its financial results for the fourth quarter and full year of 2003. A live webcast of the call will be accessible for all interested parties on the Company's website, www.unitedindustrial.com, in the Investor Relations section, or on www.streetevents.com. Following the call, the webcast will be archived for a period of two weeks and available at www.unitedindustrial.com, or at www.streetevents.com.

United Industrial Corporation is a company focused on the design and production of defense systems. Its products and services include unmanned aerial vehicles, test and training systems, automated aircraft test and maintenance equipment and logistical/engineering services. The Company also manufactures combustion equipment for biomass and refuse fuels.

Except for the historical information contained herein, information set forth in this news release may contain forward-looking statements within the meaning of the Private Litigation Reform Act of 1995, subject to risks and uncertainties which could cause the Company's actual results or performance to differ materially from those expressed or implied in such statements. Forward-looking statements may be identified by the use of words like "plan," "expect," "aim," "believe," "project," "anticipate," " intend," "estimate," "will," "should," "could," and other expressions that indicate future events and trends. The Company makes no commitment to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. For additional information about the Company and its various risk factors, reference is made to the Company's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission.


FOR MORE INFORMATION, PLEASE VISIT UNITED INDUSTRIAL'S WEBSITE AT
WWW.UNITEDINDUSTRIAL.COM
------------------------
                                    * * * * *

FINANCIAL HIGHLIGHTS:
---------------------
(Dollars and Share Amounts in Thousands Except Per Share Amounts)

                                                      Three Months Ended                          Twelve Months Ended
                                                           December 31                              December 31
                                                   ----------------------------            -----------------------------
                                                    2003                2002                  2003              2002
                                                          (unaudited)

Net Sales From
     Continuing Operations                         $  83,195         $  69,463             $ 310,947          $ 258,767
                                                   ==========        ==========            ==========         ==========

Income From
     Continuing Operations                         $   6,473         $  (3,312)            $  15,106          $   3,864
                                                   ==========        ==========            ==========         ==========
Loss From
      Discontinued Operations                      $  (1,936)        $ (16,407)            $ (20,947)         $ (42,941)
                                                   ==========        ==========            ==========         ==========

Net Income (Loss)                                  $   4,537         $ (19,719)            $  (5,841)         $ (39,077)
                                                   ==========        ==========            ==========         ==========

Basic Earnings per share:
    Income From
    Continuing Operations                          $    0.48         $   (0.25)            $    1.14          $    0.30
                                                   ==========        ==========            ==========         ==========

    Loss From
    Discontinued Operations                        $    (.14)        $   (1.26)            $   (1.58)         $   (3.30)
                                                   ==========        ==========            ==========         ==========

Net  Income (Loss)                                 $    0.34         $   (1.51)            $   (0.44)         $   (3.00)
                                                   ==========        ==========            ==========         ==========

Diluted Earnings  per share:
    Income From
    Continuing Operations                          $    0.47         $   (0.25)            $    1.10          $    0.28
                                                   ==========        ==========            ==========         ==========

    Loss From
    Discontinued Operations                        $   (0.14)        $   (1.26)            $   (1.53)         $   (3.13)
                                                   ==========        ==========            ==========         ==========

Net  Income (Loss)                                 $    0.33         $   (1.51)            $   (0.43)         $   (2.85)
                                                   ==========        ==========            ==========         ==========

Weighted average shares outstanding:

    Basic                                             13,402            13,066                13,219             13,021
                                                   ==========        ==========            ==========         ==========
    Diluted                                           13,690            13,610                13,662             13,698
                                                   ==========        ==========            ==========         ==========


                 United Industrial Corporation and Subsidiaries
                      Consolidated Condensed Balance Sheet
                             (Dollars in Thousands)

                                                            DECEMBER 31            DECEMBER 31
                                                              2003                    2002
ASSETS

Current Assets
    Cash and cash equivalents                               $  24,138             $   3,635
    Trade receivables                                          33,377                37,688
    Inventories                                                16,968                20,951
    Federal income taxes receivable                               -                  15,509
    Assets of discontinued operations                           6,139                15,092
    Other current assets                                        9,417                 5,879
                                                            ---------             ---------

Total Current Assets                                           90,039                98,754

Insurance receivable - asbestos litigation                     20,317                20,343
Property & equipment - net                                     22,216                21,196
Other non-current assets                                       18,596                18,952
                                                            ---------             ---------


Total Assets                                                $ 151,168             $ 159,245
                                                            =========             =========


LIABILITIES AND SHAREHOLDERS' EQUITY
Other current liabilities                                   $  31,824             $  35,697
Liabilities of discontinued operations                         16,611                12,563
Other long-term liabilities                                    23,436                23,226
Minimum pension liability                                       6,755                 8,276
Reserve for asbestos litigation                                31,595                31,852
                                                            ---------             ---------
Total Liabilities                                             110,221               111,614

Shareholders' Equity                                           40,947                47,631
                                                            ---------             ---------

Total Liabilities and
Shareholders' Equity                                        $ 151,168             $ 159,245
                                                            =========             =========

                 United Industrial Corporation and Subsidiaries
                                  SEGMENT DATA
                             (Dollars in Thousands)

                                                       Three Months Ended                    Twelve Months Ended
                                                           December 31                           December 31
                                                    ---------------------------        ---------------------------
                                                        2003             2002              2003            2002
                                                        ----             ----              ----            ----
                                                            (unaudited)

Net Sales:
   Defense                                          $  76,293        $  63,060         $ 282,425       $ 229,215
   Energy                                               6,902            6,403            28,522          29,552
                                                    ----------       ----------        ----------      ----------

        Total                                       $  83,195        $  69,463         $ 310,947       $ 258,767
                                                    ==========       ==========        ==========      ==========

Segment profit (loss)
   Defense                                          $   9,864        $   5,577         $  21,980       $  17,113
    Energy                                              1,196          (10,042)            3,897         (10,108)
    Other                                                (933)          (2,241)           (2,360)         (2,567)
                                                    ----------       ----------        ----------      ----------

       Total                                        $  10,127        $  (6,706)        $  23,517       $   4,438
                                                    ==========       ==========        ==========      ==========

(Expenses) income included in Segment
  profit (loss) above:

     Defense
          Pension expense                           $  (1,818)       $  (1,152)        $  (6,662)      $  (2,952)
          Insurance recovery                               -                -                 -              271

     Energy
         Restructuring costs                               -                -                 -           (4,707)
         Asbestos related expense                         (50)         (11,509)             (717)        (11,509)
         Pension income                                   137              381               543           1,631

     Other
         New York City office closure costs              (409)              -               (901)             -


United Industrial Corporation and Subsidiaries (UIC)
----------------------------------------------------
GAAP AND PRO FORMA RESULTS
THE FOLLOWING TABLE PROVIDES RECONCILIATION OF UIC'S GAAP TO PRO FORMA pre-tax EARNINGS FROM CONTINUING OPERATIONS
(Dollars in Thousands)

                                                          Three Months Ended       Twelve Months Ended
                                                            December 31                 December 31
                                                      -----------------------    -----------------------
                                                        2003          2002         2003           2002
                                                      --------      --------     --------       --------
                                                            (unaudited)

GAAP earnings from continuing operations
      before income taxes                             $10,127       $(6,706)     $23,517         $4,438

Plus: Asbestos related expense                             50        11,509          717         11,509
Plus: New York City office closure costs                  409            -           901             -
Plus: Restructuring charge                                 -                          -           4,707
Plus: Pension expense                                   1,818         1,152        6,662          2,952
Less: Pension income                                     (137)         (381)        (543)        (1,631)
Less: Income from insurance recovery                       -             -            -            (271)
                                                      --------      --------     --------       --------
Pro forma earnings from continuing operations
     before income taxes (non-GAAP measure)           $12,267        $5,574      $31,254        $21,704
                                                      ========      ========     ========       ========


United Industrial Corporation and Subsidiaries (UIC)
----------------------------------------------------
GAAP AND PRO FORMA RESULTS
THE FOLLOWING TABLE PROVIDES A RECONCILIATION OF UIC'S GAAP TO PRO FORMA
EARNINGS PER DILUTED SHARE FROM CONTINUING OPERATIONS

                                                          Three Months Ended       Twelve Months Ended
                                                            December 31                 December 31
                                                      -----------------------    -----------------------
                                                        2003          2002         2003           2002
                                                      --------      --------     --------       --------
                                                            (unaudited)

GAAP earnings per diluted share from
       continuing operations                            $0.47        $(0.25)       $1.10          $0.28

Plus: Asbestos related expense                             -           0.56         0.03            .56
Plus: New York City office closure costs                 0.02            -          0.04             -
Plus: Restructuring charge                                 -             -            -            0.23
Plus: Pension expense                                    0.08          0.06         0.31           0.14
Less: Pension income                                    (0.01)        (0.02)       (0.03)         (0.08)
Less: Income from insurance recovery                       -             -            -           (0.01)
                                                      --------      --------     --------       --------
Pro forma earnings per diluted share from
     continuing operations (non-GAAP measure)           $0.56         $0.35        $1.45          $1.12
                                                      ========      ========     ========       ========


                 United Industrial Corporation and Subsidiaries
 Reconciliation of Net Cash from Operating Activities from Continuing Operations to EBITDAP from Continuing Operations
                             (Dollars in Thousands)

                                                                  Twelve Months Ended
                                                                      December 31
                                                                 ---------------------
                                                                 2003          2002
                                                                 ----          ----
Net cash provided by operating
       activities from continuing operations                    $40,835      $ 22,866
Equity in income of investee company                                 57            99
Other cash flow changes related to
   operating activities                                           3,392        (4,310)
Continuing operations tax refund,
   resulting from discontinued operations
   losses                                                       (16,822)           -
Income taxes                                                      8,411           574
Interest (income) expense, net                                     (371)          716
Restructuring charge                                               (822)       (4,707)
                                                              ----------    ----------
EBITDAP* from continuing operations (non-GAAP measure)          $34,680       $15,238


* Earnings before interest, taxes, depreciation, amortization and non-cash pension results